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                                                                    EXHIBIT 10.8

                              IPC Acquisition Corp.
                       Key Employee Equity Investment Plan

                1. Purpose. The purpose of this IPC Acquisition Corp. Key Employee Equity Investment Plan (the "Plan") is to incentivize certain key employees, officers and directors ("Plan Participants") of IPC Acquisition Corp. (the "Company") and its direct and indirect majority owned subsidiaries (as defined in Rule 405 under the Securities Act of 1933, as amended (the "Securities Act")) to promote the growth and success of the Company and its subsidiaries by offering opportunities to purchase shares of the Common Stock, par value $0.01 per share ("Common Stock"), of the Company. Offers and sales of Common Stock under the Plan are intended to be exempt from the registration requirements of Section 5 of the Securities Act, pursuant to Rule 701 under the Securities Act.

                2. Administration. The Plan shall be administered by a committee (the "Committee") appointed by the Board of Directors of the Company. Subject to the express provisions of the Plan, the Committee shall have the power to select those Plan Participants to whom Common Stock will be offered. The Committee shall determine the number of shares of Common Stock to be offered to each Plan Participant (subject to Section 4 of the Plan), the price at which such shares shall be offered and all other terms and conditions of such offer (which need not be identical to any other offer to Plan Participants). The Committee shall have the power to construe and interpret the Plan, to establish, amend and revoke rules and regulations for the administration of the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. All such determinations shall be binding and conclusive on Plan Participants.

                3. Eligibility. Offers and sales of shares of Common Stock under the Plan may be made to any employee, officer or director of the Company or any of its direct or indirect majority owned subsidiaries.

                4. Shares Subject to Plan. The aggregate number of shares of Common Stock that may be sold and issued by the Company pursuant to the Plan shall not exceed 100,000.

                5. Purchase Agreement. Upon each purchase of shares of Common Stock pursuant to the Plan, the Plan Participant shall enter into a Key Employee Stock Purchase Agreement, which shall contain such terms and conditions as determined by the Committee.

                6. Rights Not Transferable. The rights of any Plan Participant under this Plan are not transferable.

                7. No Employment Rights. The Plan does not constitute a contract of employment, and participation in the Plan will not give any participant the right to be retained in the employ of the Company or any of its direct or indirect majority owned subsidiaries or the right


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to continue as a director of the Company or any of its direct or indirect majority owned subsidiaries.

                8. Amendment and Termination of the Plan. The Board may, at any time, or from time to time, suspend, amend or terminate the Plan; provided, however, that no suspension, amendment or termination of the Plan shall adversely alter any rights or obligations of any party to a Key Employee Stock Purchase Agreement entered into pursuant to the Plan prior to any such suspension, amendment or termination.

                9. Governing Law. The Plan and all determinations made and actions taken pursuant thereto shall be governed by the laws of the State of Delaware without regard to the principles of conflicts of laws.






Adopted February 15, 2002

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